RE/MAX Holdings Reports Third Quarter 2013 Results

Increased Agent Count 4%

Grew Revenue 5% and Adjusted EBITDA 13%

Completed IPO in October 2013

DENVER, Nov. 13, 2013 /PRNewswire/ -- RE/MAX Holdings, Inc. (the "Company" or "RE/MAX") (NYSE: RMAX), one of the world's leading franchisors of real estate brokerage services, today announced strong operating results for the third quarter ended September 30, 2013.

"We are extremely pleased with the continued positive momentum in our business during the third quarter," stated Margaret Kelly, Chief Executive Officer of RE/MAX. "We grew agent count, revenue and our adjusted EBITDA margin from the prior year quarter. These results highlight our ability to attract and retain talented agents and generate revenue growth with consistently high margins through our franchise model."

Kelly continued, "With the completion of our initial public offering and the acquisition of two regional franchises in October 2013, we remain well-positioned to capitalize on current real estate market conditions by leveraging our deep industry knowledge and our premier market presence to grow our agent count and franchise network in the coming years."

Third Quarter 2013 Highlights

  Increased total agent count to 92,731, up 4% compared to the prior year quarter
  Grew revenue to $40.3, up 5% million compared to the prior year quarter
  Adjusted EBITDA1 increased to $22.1 million, up 13% compared to the prior year quarter
  Adjusted EBITDA1 margin was 50% for the nine months ended September 30, 2013, compared to 45% in the prior year period
  Successful completion of initial public offering ("IPO") and two acquisitions shortly after the end of the third quarter

Third Quarter 2013 Operating Results2

RE/MAX generated revenue of $40.3 million during the third quarter of 2013, representing a 5% increase compared to $38.4 million for the same period in 2012. Increased revenue was primarily attributable to growth in agent count, additional fee based revenue as a result of the acquisition of the RE/MAX of Texas region in December 2012 and higher broker fee revenue due to a rise in commissions resulting from increased home sale transactions. Revenue was $118.6 million for the nine months ended September 30, 2013, up 9% from the same period in 2012.

RE/MAX grew total agent count by 3,828 agents or 4% to 92,731 compared to the prior year quarter. Agent count in the United States ("U.S.") and Canada increased by 2,454 agents or 3% to 73,245 compared to the prior year quarter. Agent count outside the U.S. and Canada saw an increase of 1,374 agents or 8% to 19,486 agents compared to the prior year quarter.

The Company's fixed recurring revenue streams, annual dues and continuing franchise fees, accounted for 58% of the Company's quarterly revenues. Annual dues, fixed fees paid by agents directly to RE/MAX, rose 3% to $7.5 million compared to the prior year quarter due to growth in agent count. Continuing franchise fees, a fixed fee per agent paid by each regional franchise owner in independent regions or each franchisee in Company-owned regions, were $16.1 million, up 12% over the prior year quarter. The increase was primarily driven by the acquisition and subsequent growth of RE/MAX of Texas, which allowed RE/MAX to earn additional fixed continuing franchise fees.

RE/MAX also realized incremental growth through additional broker fee revenue as the housing market continued to recover and home sale transactions increased. Broker fees, the percentage fee paid on agent-generated transactions, grew 27% to $7.2 million compared to the prior year quarter reflecting incremental revenue that RE/MAX realizes as home sale transactions increase. Franchise sales and other franchise revenue decreased $1.7 million or 25% from the prior year quarter primarily due to the sale of master franchise rights in China for $2.1 million in the third quarter of 2012.

Brokerage revenue, which principally represents fees assessed by the Company's owned brokerages for services provided to their affiliated real estate agents, was $4.5 million, an increase of $0.2 million from the prior year quarter.

Total operating expenses were $25.8 million for the third quarter, $2.4 million higher than the same period in 2012 mainly due to expenses incurred in association with the IPO and amortization related to the acquisition of RE/MAX of Texas.

Adjusted EBITDA was $22.1 million in the third quarter, up 13% from the prior year quarter. The increase was driven by growth in total revenue of $1.9 million arising from agent growth, higher broker fee revenue and additional continuing franchise fees from the acquisition of RE/MAX of Texas, offset by a decrease in franchise sales and other franchise revenue. Adjusted EBITDA was $58.8 million for the nine months ended September 30, 2013, up 20% from the same period last year. The Company's Adjusted EBITDA margin was 50% for the twelve months ended September 30, 2013. A reconciliation of net income to Adjusted EBITDA is included in table 5.

Net income was $7.7 million in the third quarter, $4.7 million less than the third quarter of 2012 due primarily to increased interest expense and losses associated with the extinguishment and refinancing of debt, expenses related to the IPO and increased amortization associated with the acquisition of RE/MAX of Texas. RE/MAX reported adjusted pro forma basic earnings per share ("EPS") of $0.18 and diluted EPS of $0.17 for the three months ended September 30, 2013.

Adjusted net income3 was $9.4 million in the third quarter, in-line with the third quarter of 2012. RE/MAX reported adjusted net income pro forma basic EPS of $0.32 and diluted EPS of $0.31 for the three months ended September 30, 2013.

Since RE/MAX did not become a public company until the fourth quarter of 2013, the ownership structure used to calculate adjusted pro forma EPS for the three months ended September 30, 2013 reflects RE/MAX owning 100% of RMCO. Adjusted pro forma basic EPS was based on Class A common shares outstanding of 29,342,571 and diluted EPS was based on total weighted average dilutive shares using the treasury stock method of 29,989,723. The actual RE/MAX ownership of RMCO is 39.56%. Refer to tables 6 through 9 in this release for further detail on adjusted pro forma basic and diluted EPS.

Balance Sheet

The Company ended the third quarter of 2013 with a cash balance of $73.5 million, an increase of $5.0 million from December 31, 2012. In July 2013, RE/MAX borrowed $230.0 million to refinance and repay existing debt. The loss on early extinguishment of debt was $1.7 million. The costs associated with refinancing the Company's debt was $3.2 million of which $1.9 million was expensed. As of September 30, 2013, the Company had $229.0 million of term loans outstanding, net of unamortized discount.

Successful Initial Public Offering

The Company completed its IPO of 11.5 million shares of Class A common stock on October 7, 2013 at a price to the public of $22.00 per share, raising net proceeds of $224.9 million after deducting underwriting commissions and offering expenses. The net proceeds of the IPO were used to acquire regional franchise rights in the Southwest and Central Atlantic regions of the U.S., redeem all the outstanding preferred equity interests in RMCO held by the private equity firm Weston Presidio and purchase common interests from Weston Presidio and RE/MAX's founding shareholders.

This release presents historical results for the periods presented for RMCO, which in connection with the IPO became consolidated into RE/MAX subsequent to the end of the Company's third fiscal quarter. Accordingly, these historical results do not purport to reflect what the results of operations of RE/MAX would have been had the IPO and related transactions occurred prior to such periods. For example, these historical results do not reflect the attribution of a portion of our income to non-controlling interest or the provision for corporate income taxes on the income attributable to RE/MAX that we expect to record in respect of future periods.

Webcast and Conference Call

The Company will host a webcast and conference call on November 14, 2013 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time). The live webcast will be available at www.remax.com under the Investor Relations section or directly through the following link: http://services.choruscall.com/links/rmax131114.html

Listeners should go to the website at least 15 minutes prior to the start of the webcast to download and install any necessary audio software.

A replay of the call will be available approximately two hours after the end of the call on November 14, 2013 through 5:00 p.m. Eastern Time on December 6, 2013, by dialing 1-877-344-7529 (U.S.), 1-855-669-9658 (Canada) or 1-412-317-0088 (International) and entering the pass code 10036134. An archive of the webcast will be available on the Company's website for a limited time as well.

About the RE/MAX Network

RE/MAX was founded in 1973 by Dave and Gail Liniger, with an innovative, entrepreneurial culture affording its agents and franchisees the flexibility to operate their businesses with great independence. Over 92,000 agents provide RE/MAX a global reach of more than 90 countries. Nobody sells more real estate than RE/MAX.

RE/MAX, LLC, one of the world's leading franchisors of real estate brokerage services, is a subsidiary of RE/MAX Holdings, Inc. (NYSE: RMAX).

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "intend," "expect," "estimate," "plan," "outlook," "project" and other similar words and expressions that predict or indicate future events or trends that are not statements of historical matters. These forward-looking statements include any statements regarding the Company's strategic and operational plans. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time those statements are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements. Such risks and uncertainties include, without limitation, (1) changes in business and economic activity in general, (2) changes in the real estate market, including changes due to interest rates and availability of financing, (3) our ability to attract and retain quality franchisees, (4) our franchisees' ability to recruit and retain agents, (5) changes in laws and regulations that may affect our business or the real estate market, (6) failure to maintain, protect and enhance the RE/MAX brand, as well as those risks and uncertainties described in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operation" in the final prospectus relating to the Company's IPO included in the Company's registration statement on Form S-1 filed with the Securities and Exchange Commission ("SEC") and similar disclosures in subsequent reports filed with the SEC, which are available on the investor relations page of our website at www.remax.com and on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Except as required by law, the Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

1 Non-GAAP measures. See Table 5 for a reconciliation of net income to Adjusted EBITDA for the three and nine months ended September 30, 2013 and 2012 and the end of this release for a definition of Adjusted EBITDA.

2 For the purposes of this release, results for RE/MAX and RMCO, LLC ("RMCO") are interchangeable.

3 Non-GAAP measures. See Table 8 and 9 for a definition of adjusted net income and adjusted EPS and reconciliation of these non-GAAP measures to net income.

TABLE 1
RMCO, LLC AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)
(Unaudited)
(Amounts in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012

Revenue:
Continuing franchise fees	$16,093	$14,418	$ 47,037	$42,293
Annual dues	7,455	7,208	22,052	21,376
Broker fees	7,204	5,685	18,704	14,801
Franchise sales and other franchise revenue	5,076	6,806	17,823	17,806
Brokerage revenue	4,484	4,312	13,012	12,321
Total revenue	40,312	38,429	118,628	108,597
Operating expenses:
Selling, operating and administrative expenses	22,105	20,614	70,088	63,828
Depreciation and amortization	3,656	2,788	11,088	9,231
(Gain) loss on sale of assets	(3)	(2)	41	(20)
Total operating expenses	25,758	23,400	81,217	73,039
Operating income	14,554	15,029	37,411	35,558
Other expenses, net:
Interest expense	(5,128)	(2,913)	(12,053)	(8,774)
Interest income	82	78	224	207
Foreign currency translation gains (losses), net	281	394	(135)	358
Loss on early extinguishment of debt	(1,664)	-	(1,798)	(136)
Equity in earnings of investees	274	398	736	712
Total other expenses, net	(6,155)	(2,043)	(13,026)	(7,633)
Income before provision for income taxes	8,399	12,986	24,385	27,925
Provision for income taxes	(702)	(636)	(1,733)	(1,740)
Net income	7,697	12,350	22,652	26,185
Accretion of Class A Preferred Units to estimated redemption amounts	(12,050)	5,734	67,622	12,565
Net income (loss) related to RMCO, LLC Class B Unitholders	$19,747	$ 6,616	$(44,970)	$13,620

Other comprehensive income (loss):
Change in cumulative translation adjustment	$ 114	$ 15	$ (184)	$ 98
Other comprehensive income (loss)	114	15	(184)	98
Total comprehensive income (loss) related to RMCO, LLC Class B Unitholders	$19,861	$ 6,631	$(45,154)	$13,718

TABLE 2
RMCO, LLC AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Amounts in thousands, except units)

	September 30, 2013	December 31, 2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 73,482	$ 68,501
Escrow cash - restricted	912	780
Accounts and notes receivable, current portion, less allowances of $4,219 and $3,913, respectively	16,385	15,034
Accounts receivable from affiliates	116	55
Other current assets	2,733	2,707
Total current assets	93,628	87,077

Property and equipment, net of accumulated depreciation of $20,996 and $20,426, respectively	2,528	3,332
Franchise agreements, net of accumulated amortization of $72,395 and $61,489, respectively	69,439	78,338
Other intangible assets, net of accumulated amortization of $7,586 and $7,053, respectively	2,511	2,821
Goodwill	70,902	71,039
Investments in equity method investees	3,710	3,900
Debt issuance costs, net	2,424	2,930
Other assets	6,820	2,075
Total assets	$ 251,962	$ 251,512

Liabilities, Redeemable Preferred Units and Members' Deficit
Current liabilities:
Accounts payable	$ 840	$ 530
Accounts payable to affiliates	2,397	2,385
Escrow liabilities	912	780
Accrued liabilities	10,188	9,397
Income taxes payable	7,266	400
Deferred revenue and deposits	15,524	15,996
Current portion of debt	17,300	10,600
Other current liabilities	116	234
Total current liabilities	54,543	40,322

Debt, net of current portion	211,657	221,726
Deferred revenue, net of current portion	292	514
Other liabilities, net of current portion	8,004	7,319
Total liabilities	274,496	269,881

Commitments and contingencies

Redeemable preferred units:
Class A Preferred Units, at estimated redemption value (no par value, 150,000 units authorized, issued and outstanding as of September 30, 2013 and December 31, 2012; liquidation preference of $49,850 and $49,500 as of September 30, 2013 and December 31, 2012, respectively)	132,350	78,400

Members' deficit:
Class B Common Units (no par value,900,000units authorized, 847,500 units issued and outstanding as of September 30, 2013 and December 31, 2012)	(156,447)	(98,516)
Accumulated other comprehensive income	1,563	1,747
Total members' deficit	(154,884)	(96,769)
Total liabilities, redeemable preferred units and members' deficit	$ 251,962	$ 251,512

TABLE 3
RMCO, LLC AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(Amounts in thousands)

	Nine Months ended September 30,
	2013	2012

Cash flows from operating activities:
Net income	$ 22,652	$26,185
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,088	9,231
Bad debt expense	289	479
Loss on early extinguishment of debt	1,798	136
Equity-based compensation	701	-
Non-cash interest expense	723	700
Other	232	(267)
Changes in operating assets and liabilities:
Accounts and notes receivable	(1,678)	(737)
Advances to affiliates	(126)	(86)
Other current and noncurrent assets	(30)	(458)
Current and noncurrent liabilities	1,927	1,819
Deferred revenue	(686)	61
Net cash provided by operating activities	36,890	37,063
Cash flows from investing activities:
Purchases of property, equipment and software	(676)	(1,453)
Proceeds from sale of property and equipment	8	32
Capitalization of trademark costs	(174)	(166)
Net cash used in investing activities	(842)	(1,587)
Cash flows from financing activities:
Proceeds from issuance of debt	230,000	-
Payments on debt	(234,083)	(7,736)
Debt issuance costs	(1,301)	-
Member distributions	(20,684)	(9,530)
Deferred offering costs	(4,816)	-
Payments on capital lease obligations	(211)	(243)
Net cash used in financing activities	(31,095)	(17,509)
Effect of exchange rate changes on cash	28	85
Net increase in cash and cash equivalents	4,981	18,052
Cash and cash equivalents, beginning of year	68,501	38,611
Cash and cash equivalents, end of year	$ 73,482	$56,663
Supplemental disclosures of cash flow information:
Cash paid for interest	$ 11,443	$ 8,049
Cash paid for income taxes	1,632	1,579
Schedule of noncash investing and financing activities:
Capital leases for property and equipment	$ 236	$ 16
Member distributions payable	6,650	-

TABLE 4
RMCO, LLC AND SUBSIDIARIES
Agent Count
(Unaudited)

Agent Count	September 30, 2013	September 30, 2012
United States	54,222	51,897
Canada	19,023	18,894
Outside U.S. and Canada	19,486	18,112
Total	92,731	88,903

TABLE 5
RMCO, LLC AND SUBSIDIARIES
Adjusted EBITDA Reconciliation to Net Income
(Unaudited)
(Amounts in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012

Consolidated:
Net income	$ 7,697	$12,350	$22,652	$26,185
Depreciation and amortization	3,656	2,788	11,088	9,231
Interest expense	5,128	2,913	12,053	8,774
Interest income	(82)	(78)	(224)	(207)
Provision for income taxes	702	636	1,733	1,740
EBITDA	17,101	18,609	47,302	45,723
Gain on sale of assets and sublease(1)	(164)	(144)	(411)	(442)
Loss on early extinguishment of debt(2)	1,664	-	1,798	136
Equity-based compensation(3)	-	-	701	-
Non-cash straight-line rent expense(4)	261	270	970	1,223
Chairman executive compensation(5)	750	750	2,250	2,250
Acquisition integration costs(6)	27	-	249	-
IPO expenses(7)	2,436	-	5,916	-
Adjusted EBITDA	$22,075	$19,485	$58,775	$48,890

(1) Represents (gains) and losses on the sale of assets as well as the loss on the sublease of our corporate headquarters office building.

(2) Represents losses incurred on early extinguishment of debt related to the entire repayment of debt of our pre-existing debt facility during the three months ended September 30, 2013 and losses incurred on the early extinguishment of debt on our senior secured credit facility during the nine months ended September 30, 2013 and 2012.

(3) Equity-based compensation includes non-cash compensation expense recorded related to unit options granted to employees pursuant to our 2011 Unit Option Plan.

(4) Represents the non-cash charge to appropriately record rent expense on a straight-line basis over the term of the lease agreement taking into consideration escalation in monthly cash payments.

(5) Represents the elimination of annual salaries we paid to David Liniger, our Chairman and Co-Founder, and Gail Liniger, our Vice Chairman and Co-Founder, that we will not continue to pay following the consummation of our IPO.

(6) Acquisition integration costs include fees incurred in connection with our acquisition of certain assets of RE/MAX of Texas in December 2012, and our acquisitions of the Southwest and Central Atlantic regions in connection with the IPO including legal, accounting and advisory fees as well as consulting fees for integration services.

(7) Represents costs incurred in connection with the IPO.

TABLE 6
RE/MAX Holdings, Inc.
Adjusted Pro Forma Earnings per Share
(Reflects RE/MAX Holdings with 100% ownership of RMCO, LLC)
(Unaudited)

Three months ended September 30, 2013
Adjusted Pro Forma Basic Earnings per Share:
RMCO pre-tax income	$ 8,399,000
Tax expense at 38% as if RE/MAX owned 100% of RMCO	(3,191,620)
RMCO adjusted pro forma net income as if RE/MAX owned 100% of RMCO	5,207,380

Shares of Class A common stock issued and sold in IPO	11,500,000
Remaining equivalent shares of stock outstanding on a pro forma basis assuming RE/MAX ownership in RMCO was 100%	17,734,600
Vested restricted stock units granted to certain employees in connection with IPO	107,971
Total basic pro forma shares outstanding	29,342,571

Adjusted Pro Forma Basic Earnings per Share Calculation:	$ 0.18

Adjusted Pro Forma Diluted Earnings per Share:
RMCO pre-tax income	$ 8,399,000
Tax expense at 38% as if RE/MAX owned 100% of RMCO	(3,191,620)
RMCO adjusted pro forma net income as if RE/MAX owned 100% of RMCO	5,207,380

Shares of Class A common stock issued and sold in IPO	11,500,000
Remaining equivalent shares of stock outstanding on a pro forma basis assuming RE/MAX ownership in RMCO was 100%	17,734,600
Vested restricted stock units granted to certain employees in connection with IPO	107,971
Weighted average dilutive shares of common stock equivalents (e.g. options)(1)	647,152
Total diluted pro forma shares outstanding	29,989,723

Adjusted Pro Forma Diluted Earnings per Share Calculation:	$ 0.17
(1) In accordance with the treasury stock method

RMCO adjusted pro forma net income as if RE/MAX owned 100% of RMCO, as defined by RE/MAX, represents net income for RMCO before non-controlling interest and after pro forma corporate income tax expense applied at an assumed 38% rate and assumes the full exchange of Class B shares into Class A Common Stock. Basic and diluted EPS consists of RMCO adjusted pro forma net income as if RE/MAX owned 100% of RMCO, divided by the aggregate number of the Company's Class A Common Stock outstanding, assuming full exchange of Class B shares into Class A Common Stock of RE/MAX and giving effect to the dilutive impact, if any, of stock options and restricted stock awards.

TABLE 7
RE/MAX Holdings, Inc.
Adjusted Pro Forma Earnings per Share
(Reflects RE/MAX Holdings actual ownership of 39.56% of RMCO, LLC)

Three months ended September 30, 2013
Adjusted Pro Forma Basic Earnings per Share:
RMCO pre-tax income	$ 8,399,000
Less: Income attributable to non-controlling interest (60.44%)	$ (5,076,356)
Pre-tax income attributable to RE/MAX	$ 3,322,644
Tax expense at 38%	(1,262,605)
RMCO adjusted pro forma net income (RE/MAX actual 39.56% ownership of RMCO)	2,060,039

Shares of Class A common stock issued and sold in IPO	11,500,000
Vested restricted stock units granted to certain employees in connection with IPO	107,971
Total basic pro forma shares outstanding	11,607,971

Adjusted Pro Forma Basic Earnings per Share Calculation:	$ 0.18

Adjusted Pro Forma Diluted Earnings per Share:
RMCO pre-tax income	$ 8,399,000
Less: Income attributable to non-controlling interest (60.44%)	$ (5,076,356)
Pre-tax income attributable to RE/MAX	$ 3,322,644
Tax expense at 38%	(1,262,605)
RMCO adjusted pro forma net income (RE/MAX actual 39.56% ownership of RMCO)	2,060,039

Shares of Class A common stock issued and sold in IPO	11,500,000
Vested restricted stock units granted to certain employees in connection with IPO	107,971
Weighted average dilutive shares of common stock equivalents (e.g. options)(1)	647,152
Total diluted pro forma shares outstanding	12,255,123

Adjusted Pro Forma Diluted Earnings per Share Calculation:	$ 0.17
(1) In accordance with the treasury stock method

TABLE 8
RE/MAX Holdings, Inc.
Adjusted Net Income and Pro Forma Earnings per Share
(Reflects RE/MAX Holdings with 100% ownership of RMCO, LLC)
(Unaudited)
(Amounts in thousands except shares outstanding and EPS)

	Three months ended September 30,
	2013	2012

Consolidated:
Net income	$ 7,697	$ 12,350
Amortization expense	3,141	2,192
Canadian tax expense	702	636
One-time add-backs:
Loss on early extinguishment of debt (1)	1,664	-
Interest charges incurred to refinance debt (2)	1,918	-
Adjusted pre-tax net income	15,122	15,178
Less: Provision for income taxes at 38%	(5,746)	(5,768)
Adjusted pro forma net income	$ 9,376	$ 9,410

Total basic pro forma shares outstanding	29,342,571	29,342,571
Total diluted pro forma shares outstanding	29,989,723	29,989,723

Adjusted Net Income Pro Forma Basic Earnings per Share Calculation:	$ 0.32	$ 0.32
Adjusted Net Income Pro Forma Diluted Earnings per Share Calculation:	$ 0.31	$ 0.31

(1) Represents losses incurred on early extinguishment of debt related to the entire repayment of debt of our pre-existing debt facility during the three months ended September 30, 2013 and losses incurred on the early extinguishment of debt on our senior secured credit facility during the nine months ended September 30, 2013 and 2012.

(2) In connection with the repayment of debt of our pre-existing debt facility during the three months ended September 30, 2013, $1,918,000 paid to third parties were expensed as incurred.

Adjusted net income (loss) is defined by the Company as net income (loss) before amortization and certain one-time expenses such as loss on early extinguishment of debt and interest charges related to the refinancing of debt. Income tax expense is adjusted to reflect 38% of adjusted pre-tax net income. Adjusted net income pro forma EPS is Adjusted net income (loss) divided by the pro forma shares outstanding.

RMCO adjusted pro forma net income as if Holdings owned 100% of RMCO, as defined by RE/MAX, represents net income for RMCO before non-controlling interest and after pro forma corporate income tax expense applied at an assumed 38.0% rate and assumes the full exchange of Class B shares into Class A Common Stock. Basic and diluted EPS consists of RMCO adjusted pro forma net income as if Holdings owned 100% of RMCO, divided by the aggregate number of the Company's Class A Common Stock outstanding, assuming full exchange of Class B shares into Class A Common Stock of RE/MAX Holdings, Inc. and giving effect to the dilutive impact, if any, of stock options and restricted stock awards.

TABLE 9
RE/MAX Holdings, Inc.
Adjusted Net Income and Pro Forma Earnings per Share
(Reflects RE/MAX Holdings actual ownership of 39.56% of RMCO, LLC)
(Unaudited)
(Amounts in thousands except shares outstanding and EPS)

	Three months ended September 30,
	2013	2012

Consolidated:
Net income	$ 7,697	$ 12,350
Amortization expense	3,141	2,192
Canadian tax expense	702	636
One-time add-backs:
Loss on early extinguishment of debt (1)	1,664	-
Interest charges incurred to refinance debt (2)	1,918	-
Adjusted pre-tax net income	15,122	15,178
Less: Income attributable to non-controlling interest	(9,140)	(9,174)
Less: Provision for income taxes on RE/MAX earnings at 38%	(2,273)	(2,282)
Adjusted pro forma net income	$ 3,709	$ 3,722

Total basic pro forma shares outstanding	11,607,971	11,607,971
Total diluted pro forma shares outstanding	12,255,123	12,255,123

Adjusted Net Income Pro Forma Basic Earnings per Share Calculation:	$ 0.32	$ 0.32
Adjusted Net Income Pro Forma Diluted Earnings per Share Calculation:	$ 0.30	$ 0.30

(1) Represents losses incurred on early extinguishment of debt related to the entire repayment of debt of our pre-existing debt facility during the three months ended September 30, 2013 and losses incurred on the early extinguishment of debt on our senior secured credit facility during the nine months ended September 30, 2013 and 2012.

(2) In connection with the repayment of debt of our pre-existing debt facility during the three months ended September 30, 2013, $1,918,000 paid to third parties were expensed as incurred.

Adjusted net income (loss) is defined by the Company as net income (loss) before amortization and certain one-time expenses such as loss on early extinguishment of debt and interest charges related to the refinancing of debt. Income tax expense is adjusted to reflect 38% of adjusted pre-tax net income. Adjusted net income pro forma EPS is Adjusted net income (loss) divided by the weighted average common and common equivalent shares outstanding.

Non-GAAP Financial Measures

The SEC has adopted rules to regulate the use in filings with the SEC and in public disclosures of non-GAAP financial measures, such as Adjusted EBITDA and Free Cash Flow and the ratios related thereto. These measures are derived on the basis of methodologies other than in accordance with GAAP.

RE/MAX defines Adjusted EBITDA as EBITDA (consolidated net income (loss) before depreciation and amortization, interest expense, net and income taxes, each of which is presented in the Company's unaudited condensed consolidated financial statements included elsewhere in this release), adjusted for the impact of the following items that the Company does not consider representative of the Company's ongoing operating performance: (gain) loss on sale of assets and sublease, (gain) loss on early extinguishment of debt, equity based compensation, deferred rent adjustments, salaries paid to David and Gail Liniger, the Company's Chairman and Vice Chairman, respectively, that the Company will not continue to pay subsequent to the Company's IPO, expenses incurred in connection with the Company's IPO and acquisition transaction costs. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenue for the given period.

Because Adjusted EBITDA omits certain non-cash items and other infrequent cash charges, the Company believes that it is less susceptible to variances in actual performance resulting from depreciation, amortization and other noncash charges and other infrequent cash charges and is more reflective of other factors that affect the Company's operating performance. The Company presents Adjusted EBITDA because it believes it is useful as a supplemental measure in evaluating the performance of the Company's operating businesses and provides greater transparency into the Company's results of operations. The Company's management uses Adjusted EBITDA as a factor in evaluating the performance of their business.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP. Adjusted EBITDA has limitations as an analytical tool, and you should not consider Adjusted EBITDA either in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:

  this measure does not reflect changes in, or cash requirements for, the Company's working capital needs;
  this measure does not reflect the Company's interest expense, or the cash requirements necessary to service interest or principal payments on the Company's debt;
  this measure does not reflect the Company's income tax expense or the cash requirements to pay the Company's taxes;
  this measure does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements; and
  other companies may calculate this measure differently so they may not be comparable.

CONTACT: Investors, Peter Crowe, (303) 796-3815, pcrowe@remax.com; or Media, Shaun White, (303) 796-3405, shaunwhite@remax.com